FIRST TRUST ENERGY INFRASTRUCTURE FUND
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


February 2, 2016

Dear Shareholders:

I am pleased to announce that the Board of Trustees of First Trust Energy Infrastructure Fund (NYSE: FIF) (the "Fund") has recently approved a change to the Fund's investment strategy as described in the table below. The Fund is a non-diversified, closed-end management investment company which commenced investment operations in September 2011. The Fund's investment objective is to seek a high level of total return with an emphasis on current distributions paid to shareholders. The Fund seeks to achieve its objective by investing primarily in securities of companies engaged in the energy infrastructure sector. The Fund's investment objective is not changing. The Fund's investment strategy that is changing is non-fundamental and is not required to be approved by shareholders. The Fund anticipates implementing the change to the investment strategy beginning on or around April 11, 2016.


Current Investment Strategy                  New Investment Strategy

To generate additional income, the           To generate additional income, the
Fund  may write (or sell) covered            Fund may write (or sell) covered
call options on up to 30% of its             call options on up to 35% of its
Managed Assets.                              Managed Assets.


Managed Assets means the average daily gross asset value of the Fund (which includes assets attributable to the Fund's Preferred Shares, if any, and the principal amount of any borrowings), minus the sum of the Fund's accrued and unpaid dividends on any outstanding Preferred Shares and accrued liabilities (other than the principal amount of any borrowings of money incurred or of commercial paper or notes issued by the Fund). The Fund's covered call risk may increase as a result of its new investment strategy. Writing covered call options may cause the Fund to forgo the opportunity to profit from part of the increase in the market prices of the securities in its portfolio.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $104 billion as of December 31, 2015, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Energy Income Partners, LLC ("EIP") serves as the Fund's investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of December 31, 2015, EIP managed or supervised approximately $4.2 billion in client assets.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information, including information relating to the Fund's investment objective and policies, risk considerations and expenses, can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Sincerely,

/s/ James A. Bowen

James A. Bowen
Chairman of the Board of Trustees of First Trust Energy Infrastructure Fund